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                                                                    EXHIBIT 99.1

                                                 N E W S
                                                 FOR IMMEDIATE RELEASE
                                                 Dec. 16, 1996


                                                 Contacts:  Robert N. Parke
                                                            (773) 804-2360

                                                            Maryellen T. Thielen
                                                            (773) 804-2284


             ST. PAUL BANCORP ANNOUNCES FIVE-FOR-FOUR STOCK SPLIT
                        AND INCREASED DIVIDEND PAYOUT


     CHICAGO, Dec. 16, 1996 -- St. Paul Bancorp, Inc. (NASDAQ: SPBC) today announced a five-for-four stock split of its outstanding shares. New shares to be issued as a result will be distributed on Tuesday, Jan. 14, 1997 to shareholders of record as of Tuesday, Dec. 31, 1996.

     The board of directors also voted to maintain St. Paul's regular quarterly cash dividend at 12 cents per share. As a result, the company increased its post-split cash dividend payout 25 percent. Shareholders will receive 25 percent more in dividends -- 60 cents annually on five shares rather than 48 cents on four shares.

     "The stock split will enhance the liquidity of St. Paul stock while making it more affordable for individual investors," said Joseph C. Scully, chief executive officer. "Furthermore, the increased dividend payout reflects our confidence in St. Paul's performance and enhances the stock's return to shareholders."

     St. Paul Bancorp is the parent of St. Paul Federal Bank For Savings, Illinois' largest independent savings institution. St. Paul Federal operates 52 branches throughout metropolitan Chicago. The company also provides discount brokerage, insurance, annuity and real estate development services through other subsidiaries. St. Paul's stock is listed on the NASDAQ National Market System under the symbol SPBC.

     TO RECEIVE THIS NEWS RELEASE AND OTHER INFORMATION ON ST. PAUL BANCORP VIA FAX OR MAIL, USE YOUR TOUCH-TONE PHONE TO CALL THE COMPANY'S NEWS HOTLINE AT
(773) 889-SPBC (7722).






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     STOCKHOLDERS MAY DIAL (800) 730-4001 TOLL-FREE TO INQUIRE ABOUT
STOCKHOLDER RECORDS, STOCK TRANSFERS, OWNERSHIP CHANGES, ADDRESS CHANGES, DIVIDEND PAYMENTS OR THE DIVIDEND REINVESTMENT PLAN. OR WRITE TO THE INVESTOR RELATIONS DEPARTMENT AT BANK OF BOSTON C/O BOSTON EQUISERVE, MAIL STOP 45-02-09, P.O. BOX 644, BOSTON, MA 02102-0644.

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